For Immediate Release
Thursday, October 15, 1998




              Ventana Medical Systems, Inc. Closes
          its Acquisition of BioTechnology Tools, Inc.


Tucson, Arizona, October 15, 1998 -- Ventana Medical Systems,
Inc. (NASDAQ:  VMSI) today announced that it closed on October
14, 1998 its previously announced acquisition of BioTechnology
Tools, Inc. doing business as RMC.

"The acquisition of RMC represents another important step in broadening Ventana's product offering to our core histology lab customer base," commented Hank Pietraszek, Ventana's President and CEO. "RMC's tissue processor and line of microtomes will be sold alongside our immunohistochemistry and recently launched special stain slide stainers. RMC's products will enable Ventana to better control patient sample quality throughout the histology lab," added Mr. Pietraszek. "Further, RMC's Tucson location simplifies the task of integrating the activities of the 2 corporation."

Pierre Sice, Ventana's Chief Financial Officer, commented that the acquisition involved the purchase of all the outstanding equity of RMC for a net cash price of $5 million and was subject to closing balance sheet adjustments. "The transaction will be accounted for as a purchase, RMC's revenues and profits will first be reported in the Ventana's fourth quarter ended December 31, 1998 and the acquisition is expected to be accretive to earnings in 1999," added Mr. Sice.

Safe Harbour Statement. Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the Safe Harbour provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. The risks and uncertainties that may affect the results of the company's business are described in the company's specific filings with the Securities and Exchange Commission.

Ventana develops, manufactures and markets instrument/reagents systems that automate tissue preparation and slide staining in histology laboratories worldwide. Ventana's systems are important tools used in the diagnosis and treatment of cancer and infectious diseases.